SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 11, 2005
SANDERSON FARMS, INC.
(Exact name of registrant as specified in its charter)

Mississippi	1-14977	64-0615843

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

225 N. 13th Avenue
P.O. Box 988
Laurel, Mississippi	39440

(Address of principal executive offices)	(Zip Code)
(601) 649-4030

(Registrant’s telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)
     Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
     On August 11, 2005, the Registrant entered into a Lease Agreement dated as of December 1, 2004 (the “Lease Agreement”) with the Moultrie-Colquitt County Development Authority (the “Authority”) and a Bond Purchase Loan Agreement (the “Bond Purchase Loan Agreement”) dated as of December 1, 2004 with the Authority. The Bond Purchase Loan Agreement relates to the purchase by the Registrant of an industrial development revenue bond issued by the Authority in the principal amount of $80,000,000, the proceeds of which will be used by the Authority to finance the cost of construction of the Registrant’s poultry complex in Colquitt County, Georgia. In connection with the Registrant’s purchase of the bond, the Registrant transferred title to the complex to the Authority and will lease it back from the Authority under the Lease Agreement. The lease rental payments due from the Registrant will be equal to the debt service obligations of the Authority on the bond. Thus, the Registrant, as lessee, will provide the funds which enable the Authority to make the bond payments and, as the bond purchaser, will be the recipient of the bond payments made by the Authority. The Lease Agreement contains a bargain purchase option exercisable by the Registrant after all lease payments have been made. The purpose of the transaction is to effect an exemption from Georgia ad valorem property taxes which may only be obtained if title to the property is vested in the Authority.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SANDERSON FARMS, INC.
(Registrant)

Date: August 17, 2005	By:	/s/ D. Michael Cockrell
D. Michael Cockrell
Treasurer and Chief Financial Officer